Notice and Severance Pay Plan
Summary Plan Description

May 26, 2020

Table of Contents
Purpose1
Eligibility1
Option A and Option B Eligibility1
Option C Eligibility2
Option A and Option B: Benefits Under the Plan4
Option A4
Option B7
Option C: Benefits Under the Plan8
Option C8
Claims Procedure13
Legal Proceedings14
General Information15
Your Rights as a Plan Participant15
Plan Documents16
Discretionary Authority of Plan Administrator16
No Guarantee of Employment17
Future of the Plan and Plan Amendment17
Plan Administration18
Exhibits19
Exhibit A – Form of Separation Agreement and General Release19

Refer to subsequent California Resources Corporation benefits newsletters for any material changes to the Plan made after the date of this document.

May 26, 2020

May 26, 2020    1    Notice and Severance Pay

PURPOSE

The California Resources Corporation Notice and Severance Pay Plan (“Plan”) provides severance and other benefits to lessen the economic impact resulting from loss of your job and termination of employment. This Plan is amended as of ●, 2020 (the “Effective Date”), and as of the Effective Date, is the successor plan to the Company’s Executive Severance Plan. The amendments to this Plan will not affect the terms of any benefits provided under this Plan to any employee who received a notice of termination of employment prior to the Effective Date.
ELIGIBILITY

You are eligible to participate in the Plan if you are a regular, full-time, nonbargaining hourly or salaried employee of California Resources Corporation or an affiliated company (“CRC”). For this purpose, “affiliated company” means any company in which 80 percent or more of the equity interest is owned by California Resources Corporation. Temporary employees and employees of Tidelands Oil Production Company are not eligible to participate. You are considered a full-time employee under the Plan if you are regularly scheduled to work at least 30 hours per week. Generally, you are eligible to participate if you are paid on a U.S. dollar payroll, are designated as eligible to participate by your employer, do not participate in a similar type of employer-sponsored plan, are in good standing until released by CRC from reporting to work, and satisfy the eligibility requirements set forth below. If you are part of a collective bargaining group, you are eligible to participate in the Plan only if your negotiated bargaining agreement specifically provides for your participation.
Option A and Option B Eligibility
In addition to the above, to be eligible for severance benefits under Option A or Option B, your job must be either eliminated or relocated and you are not offered continued employment by CRC.
Notwithstanding satisfying the applicable eligibility criteria, you are not eligible for the severance and other benefits described under Options A or B of the Plan if:

•	as a result of the sale of a facility, merger, spin-off, or any other transfer of any unit, operation, or business of CRC, you become employed by or you are offered employment by the receiving entity;

•
you have entered into a written agreement with CRC or its predecessors which (1) waives eligibility for benefits under the Plan, or (2) provides for any form of separation payments or benefits (except where the written agreement provides for payments under this Plan);

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•
you are entitled to payments under another severance plan or other arrangement, including the benefits under Option C, provided by CRC or a predecessor company, including, but not limited to, an acquired entity, whether or not the payments have begun;

•	you are offered continued employment which CRC determines, in its discretion, requires relocation of your residence, and you reject the offer;

•	you are offered and accept employment with any CRC entity which grants credit for CRC service under that entity’s benefit plans; or

•
you are terminated for cause. For purposes of Option A and Option B under this Plan, “cause” includes, but is not limited to, unsatisfactory performance, gross misconduct, intentional violation of or negligent disregard for CRC’s rules, policies, or procedures, insubordination, theft, violent acts or threats of violence, or possession of alcohol or controlled substances on the property of CRC, all as determined by CRC or the Plan Administrator, in its sole discretion.

Option C Eligibility
Certain employees who are selected by the Compensation Committee (the “Committee”) of the CRC Board of Directors (the “Board”) in its sole discretion will be eligible to receive separation payments and benefits pursuant to Option C. Such employees may be eligible to receive benefits under this Option C in the event of either (or both) a Qualifying Termination not in connection in a Change in Control, or a Qualifying Termination in connection with a Change in Control (each as defined below).
Notwithstanding satisfying the applicable eligibility criteria, you are not eligible for the severance and other benefits described under Option C if:

•
you have entered into a written agreement with CRC or its predecessors which (1) waives eligibility for benefits under the Plan, or (2) provides for any form of separation payments or benefits (except where the written agreement provides for payments under this Plan);

•
you are entitled to payments under another severance plan or other arrangement provided by CRC or a predecessor company, including, but not limited to, an acquired entity, whether or not the payments have begun; or

•
you are terminated for cause. For purposes of Option C under this Plan, “cause” has the meaning set forth in your employment agreement or similar agreement with CRC, and if not expressly defined in an employment or similar agreement, means the termination of your employment with CRC following the occurrence of any one or more of the following: (i) you are convicted of, or plead guilty or nolo contendere to, a felony; (ii) you willfully and continually fail to substantially perform your duties with CRC (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you from the Board

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which specifically identifies the matter in which the Board believes that you have not substantially performed your duties; (iii) you willfully engage in conduct that is materially injurious to CRC, monetarily or otherwise; (iv) you commit an act of gross misconduct in connection with the performance of you duties to CRC; (v) your willful violation of any material CRC policy; or (vi) you materially breach any employment, confidentiality, restrictive covenant or other similar agreement with CRC, provided that for purposes of this definition of “cause” (as applicable to Option C), no act or failure to act will be considered “willful” unless done or omitted to be done in bad faith and without your reasonable belief that the action or omission was in the best interests of CRC.

OPTION A AND OPTION B: BENEFITS UNDER THE PLAN

All employees who meet the applicable eligibility criteria may elect either Option A or Option B, below, subject to the applicable conditions. As set forth in “Eligibility,” employees eligible for Option C may not participate in Option A or Option B.
Option A
If you sign and deliver to CRC a Separation Agreement and General Release in such form as CRC may determine from time to time (“Separation Agreement”), consistent with the time periods specified in the Separation Agreement, and do not revoke the Separation Agreement, you will receive the following:

•
Notice: At the discretion of CRC, you may be released from reporting to work either immediately or at any time during your Notice. For purposes of this Plan, your Notice is the two-month period following written notification that your employment will end. Where applicable, this two-month Notice is provided to fulfill the notice obligation required under the Worker Adjustment and Retraining Notification Act (the WARN Act). Employees not covered by the WARN Act will be provided with the same two-month Notice. You will continue to receive Base Pay during your Notice, even if you are released before the end of your Notice.

•
Severance: Immediately following Notice your Base Pay will continue for a specified period based on the length of your CRC service through the end of your Notice (“Severance”). Severance will be according to the Option A: Notice and Severance Pay Schedule. For the purpose of determining your Severance, where applicable, a partial year of service will be rounded up or down to the nearest full year. If you are rehired after receiving benefits under the Plan, any future Severance will be calculated based on Years of CRC Service since your rehire date. Your Severance will be paid on your regular payroll dates.

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•
Compensation and Benefit Plans: Your participation in CRC’s compensation and benefit plans and programs will continue during your Notice, subject to the terms of each applicable plan and program. You will be paid for any banked vacation and vacation earned but not taken as of the end of your Notice. However, even if you begin to receive benefits under a CRC short-term disability plan or program, it will not change your Notice or extend your period of employment.

Except as otherwise may be specifically indicated in the Plan, coverage, contributions and participation in all CRC compensation and benefit plans, except medical and dental, will cease at the end of your Notice.
Medical (or retiree medical) and dental (or retiree dental) coverage will continue to be available for the duration of any Severance. Disposition of benefits under other compensation and/or benefit plans will be according to the applicable plan provisions.

•
Retiree Medical and Dental Coverage: Currently, eligibility for retiree medical and dental coverage under the California Resources Corporation Retiree Medical Plan (“Retiree Medical Plan”) and the California Resources Corporation Retiree Dental Plan (“Retiree Dental Plan”) generally is limited to employees who retire directly from service on or after age 55 with 10 years of eligible service.

However, under this Option A, you may become eligible for the retiree coverage available under the Retiree Medical Plan and Retiree Dental Plan when you reach age 55, if on the last day of your Severance you are enrolled in medical and/or dental coverage under an CRC-sponsored medical or dental plan option (or are covered under your spouse’s plan or another group plan on your last day of Severance), and you meet one of the following criteria:

•	you have at least 30 years of eligible service, or

‒	you are at least age 50 and have at least 5 years of eligible service, with combined age and eligible service of 65 years or more.
To determine your eligibility for such future coverage, calculate your combined age and service by adding your years and months of age and eligible service as of the last day of your Severance, counting any partial month of age or service as a whole month.
Retiree medical and dental coverage will be provided under the Retiree Medical Plan and the Retiree Dental Plan as in effect at the time you enroll for coverage, and will be subject to the terms and conditions covering the Retiree Medical and Retiree Dental Plans, including CRC’s right to modify, amend, change or terminate that plan at any time.
While you are receiving Severance, if you accept employment with CRC or with the new employer, owner, operator or purchaser of a sold or transferred business or operation, all Plan payments and benefit plan participation will stop.

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Also, in the event that Plan payments pursuant to this Option A contravene Internal Revenue Code section 409A, relating to inclusion in gross income of deferred compensation, or any other applicable law or Internal Revenue Code provision, Plan payments will stop.
Tax withholding and other applicable deductions will be made from all Plan payments.
For purposes of this Option A, “Base Pay” means regular base wages or salary, excluding overtime, bonuses, and all other types of compensation and special payments.

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Option A: Notice and Severance Pay Schedule

Years of CRC Service	Notice	Severance
0-3 years	2.0 months*	1.0 months
4	2.0	1.5
5	2.0	2.0
6	2.0	2.5
7	2.0	3.0
8	2.0	3.5
9	2.0	4.0
10	2.0	4.5
11	2.0	5.0
12	2.0	5.5
13	2.0	6.0
14	2.0	6.5
15	2.0	7.0
16	2.0	7.5
17	2.0	8.0
18	2.0	8.5
19	2.0	9.0
20 or more	2.0	10.0

Option B
If you do not enter into a Separation Agreement, you will not receive the special separation benefits described in Option A, above. Instead, you will receive the following:

•	Notice: At the discretion of CRC, you may be released from reporting to work either immediately or at any time during your Notice. For purposes of this Plan, your Notice is

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the two-month period following written notification that your employment will end. Where applicable, this two-month Notice is provided to fulfill the notice obligation required under the Worker Adjustment and Retraining Notification Act (the WARN Act). Employees not covered by the WARN Act will be provided with the same two-month Notice even though it is not legally required.

•
Compensation and Benefit Plans: Your participation in CRC’s compensation and benefit plans and programs will continue during Notice, subject to the terms of each applicable plan and program. However, receipt of benefits under a CRC short-term disability plan or program will not change your Notice or extend your period of employment.

You will receive no Severance or associated benefit coverage. All of your compensation and benefits will cease at the end of your Notice. Disposition of benefits under compensation and/or benefit plans will be according to the applicable plan provisions.

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OPTION C: BENEFITS UNDER THE PLAN

Option C
If you meet the applicable eligibility requirements for Option C, experience a Qualifying Termination (as defined below) and sign and deliver to CRC a Separation Agreement, substantially in the form attached hereto as Exhibit A with such modifications determined by CRC, and do not revoke the Separation Agreement, you will receive the following:

•
Qualifying Termination – No Change in Control: If your Qualifying Termination occurs prior to or more than two years following a Change in Control (a defined in CRC’s Long-Term Incentive Plan), then CRC will provide you with:

o
cash severance equal to the result of multiplying the applicable Severance Multiple set forth in the Option C Notice and Severance Pay Schedule by the sum of (x) your Base Salary and (y) your Target Annual Incentive Award, to be paid in substantially equal installments over the Severance Period (as defined below) in accordance with CRC’s regular payroll beginning on the first payroll that is on or after the date of your Qualifying Termination; and

o
continued participation in CRC’s group medical and dental plans in which you participate as of the date of your Qualifying Termination upon substantially the same terms and conditions, including contributions required by you for such benefits, as existed immediately prior to the date of your Qualifying Termination, for the Severance Period (or, if earlier, until the date on which you begin employment with a subsequent employer); provided that (a) your benefits under this Option C will cease on the date that you become eligible under CRC’s retiree medical and dental plans and (b) the provisions of this Option C will be effected in a manner that is compliant with the non-discrimination rules applicable to health plans under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder (the “Benefits Continuation”).

o	All equity awards that you hold will be treated in accordance with their terms.

•	Qualifying Termination After a Change in Control: If your Qualifying Termination occurs during the two-year period following a Change in Control, then CRC will provide you with:

o
cash severance equal to the result of multiplying your applicable Severance Multiple by the sum of (x) your Base Salary and (y) your Target Annual Incentive Award, paid in substantially equal installments over the Severance Period in accordance with CRC’s regular payroll beginning with the first payroll that is on or after the date of your Qualifying Termination;

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o	the Benefits Continuation; provided that such benefits will not extend for more than 24 months after the date of your Qualifying Termination; and

o
awards granted under CRC’s Long-Term Incentive Plan (or any successor) will vest, with any performance conditions deemed earned at the level contemplated in the applicable award agreement. The awards that vest in accordance with the foregoing sentence will be settled in cash or shares (as provided in the applicable award agreement) in accordance with their terms.

Your receipt of, or right to retain, payments and benefits under this Option C will be conditioned on your execution of a Separation Agreement in a form acceptable to CRC, which will be provided to you no later than five days after the date of your Qualifying Termination and must be executed by you, become effective and not be revoked by the 58th day following your Qualifying Termination. If you do not timely execute, or if you revoke, the Separation Agreement, then no additional payments or benefits will be provided pursuant to this Plan and you will be required to repay promptly any cash amounts paid under this Plan.
Definitions
For purposes of this Option C:
“Annual Incentive Award” means the annual cash incentive bonus awarded to you (if any) by CRC (or its affiliates) from time to time.
“Base Salary” means your annual rate of base salary in effect as of the date of your Qualifying Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to your date of termination).
“Good Reason” means (unless otherwise expressly provided in an employment agreement or similar agreement with CRC), the occurrence of any of the following events without your written consent:

(i)	a material reduction and adverse change in your position, duties or responsibilities from those in effect immediately prior to such change;

(ii)
a reduction in your rate of annual base pay (other than a reduction prior to or more than two years following a Change in Control that is applicable to all similarly situated employees or a reduction of up to 20% within two years following a Change in Control);

(iii)	a relocation of your primary work location to a distance of more than 150 miles from its location as of immediately prior to such change; or

(iv)	a material breach by CRC (or a successor) of this Plan or any employment agreement between you and the Company.

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provided, however, that such event will not constitute Good Reason under this Plan unless (1) you provide notice to CRC within 30 days following the initial existence of the event constituting Good Reason, (2) CRC does not remedy such event (if remediation is possible) within 30 days following CRC’s receipt of notice of such event and (3) you separate from service with CRC within 90 days following the initial existence of such event constituting Good Reason.
“Qualifying Termination” means a termination of your employment with CRC (i) by CRC other than for Cause or (ii) after a Change in Control, by you for Good Reason. Termination of your employment on account of death, disability (as defined in the long-term disability plan of CRC as in effect on the day in question, whether or not you are covered by such plan), by CRC for Cause or by you other than for Good Reason will not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, your death after notice of termination for Good Reason or without Cause has been validly provided will be deemed to be a Qualifying Termination.
“Severance Multiple” means the applicable multiple set forth on the Option C: Notice and Severance Pay Schedule corresponding to your level of participation as determined by the Committee and communicated to you by CRC.
“Severance Period” means a number of months equal to your Severance Multiple multiplied by twelve.
“Target Annual Incentive Award” means your target Annual Incentive Award (if any) for the year in which your termination of employment occurs.

•
Section 280G of the Code: In the event that any payments or benefits to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in your receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to you. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

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•
Section 409A of the Code: To the extent you would otherwise be entitled to any payment or benefit that under this Option C, or any plan or arrangement with CRC, that constitutes “deferred compensation” subject to Section 409A of the Code (“Section 409A”) and that if paid or provided during the six months beginning on the date of your Qualifying Termination would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by CRC), the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) on the earlier of the first day of the seventh month following your termination of employment or your death. In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided only upon your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan will be deemed to be a separate payment, and amounts payable under this Plan will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A‑6. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that you waive the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that you become entitled to receive during the remainder of the waived term of such agreement or arrangement will be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

•
No Duplication of Benefits: Except as otherwise expressly provided pursuant to this Plan, this Plan will be construed and administered in a manner that avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event that you are covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of your termination of employment, that may duplicate the payments and benefits provided for under this Plan, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under this Plan.

•
Amendment and Termination: Notwithstanding CRC’s rights to amend or terminate this Plan without the consent of any participants as described below, participants to this Option C must be given at least 9 months’ notice of amendments that are adverse to the interests of such participants (except that termination of a participant’s participation in Option C or this Plan may be made with 3 months’ notice) or a planned termination of this Plan, and any termination or amendments to this Plan that are adverse to the interests of any participant to this Option C and are made in anticipation of a Change in Control will give each such participant the right to enforce his or her rights pursuant to this paragraph. Notwithstanding the foregoing, during the period commencing on a Change

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in Control and ending on the 2nd anniversary of the Change in Control, no participant’s participation in Option C or this Plan may be terminated and this Plan may not be terminated or amended in any manner that is materially adverse to the interests of any such participant without the prior written consent of such participant.

Option C: Notice and Severance Pay Schedule
Severance Multiples
Non-Change in Control Qualifying Termination

Participation Level	Severance Multiple
Chief Executive Officer	2
EVP and SVP Level	1.5
VP Level	1

Change in Control Qualifying Termination

Participation Level	Severance Multiple
Chief Executive Officer	2.5
EVP and SVP Level	2
VP Level	1.5

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CLAIMS PROCEDURE

Generally, an employee who is eligible to receive benefits under this Plan does not have to file a claim for such benefits. If you believe that you did not receive a benefit to which you are entitled, you may file a written claim with the Plan sponsor at the following address stating all of the facts on which your claim is based:
Attention:
Plan Sponsor, Notice and Severance Pay Plan
CRC Services, LLC
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
888-848-4754
Within 60 days following receipt of your claim, the Plan sponsor will:

•	request any additional information needed to make a decision regarding the claim;

•	pay benefits provided by the Plan; or

•	send notification to you of a decision to deny the claim in whole or in part.
If additional information is requested or required in order to make a decision regarding your claim, you will have 60 days from the date you receive such a request to provide the information. The Plan sponsor’s decision to pay benefits or deny your claim in whole or in part will be postponed to allow you to respond to the request. If you do not provide the information within 60 days after you receive the request, your claim will be denied unless you have requested and been granted additional time to provide the information.
If the Plan sponsor denies your claim in whole or in part, you will receive written notice of the denial within 60 days from the date any requested additional information was received. The notice will provide the following:

•	the specific reasons for the denial of the claim (including the facts upon which the denial is based) and reference to any pertinent Plan provisions on which the denial is based;

•	if applicable, a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material is necessary; and

•	an explanation of the claims review appeal procedure including the name and address of the person or committee to whom your appeal should be directed.

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Within 60 days after you receive the notice of denial from the Plan sponsor, you may request a review of your claim by the California Resources Employee Benefits Committee (Committee). Your request must be in writing and must state the reason or reasons why you believe your claim should not have been denied. You should also include with your written request for an appeal any and all documents, materials, or other evidence which you believe supports your claim for benefits. Your request should be addressed to the Committee at the address of the Plan sponsor.
Generally, the Committee will give you written notice of its decision within 60 days of the date your request for review was received by the Committee. However, if the Committee finds that special circumstances exist, its decision may be given to you more than 60 days after the date your request was received, but not later than 120 days after such date. The Committee’s notice of its decision will include specific reasons for its decision and specific references to the provisions of the Plan on which its decision is based. The decision of the Committee shall be final, conclusive, and binding on all employees, participants, and beneficiaries.
Legal Proceedings
Unless prohibited by applicable law, no legal action may be commenced prior to the completion of the benefits claims procedure described in this Summary Plan Description. In addition, no legal action may be commenced after the later of: (i) 180 days after receiving a written response of the Plan Administrator to an appeal or (ii) 365 days after the date the claimant was terminated.
GENERAL INFORMATION

Your Rights as a Plan Participant
As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), as follows:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) that is filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, including insurance contracts and the latest annual report (Form 5500 Series), and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

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Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain documents relating to the decision without charge and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Help With Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance with obtaining documents from the Plan Administrator, you should contact:

•	The nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory; or

•	Division of Technical Assistance and Inquiries Employee Benefits Security Administration U.S. Department of Labor 200 Constitution Avenue, N.W. Washington, D.C. 20210

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You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications.
Plan Documents
This document shall serve as both the plan document and the summary plan description for the Plan.
Discretionary Authority of Plan Administrator
In accordance with sections 402 and 503 of Title I of ERISA, the Plan sponsor has designated a Named Fiduciary under the Plan, who has complete authority to review all denied claims for benefits under the Plan. The Plan Administrator has discretionary authority to determine who is eligible for coverage and to determine eligibility for benefits under the Plan. In exercising its fiduciary responsibilities, the Named Fiduciary shall have discretionary authority to determine whether and to what extent covered Plan participants are eligible for benefits, and to construe disputed or doubtful Plan terms. The Named Fiduciary shall be deemed to have properly exercised such authority unless it has abused its discretion hereunder by acting arbitrarily and capriciously.
No Guarantee of Employment
By adopting and maintaining the California Resources Corporation Notice and Severance Pay Plan for certain eligible employees, CRC has not entered into an employment contract with any employee. Nothing contained in the Plan documents or in this summary gives any employee the right to be employed by CRC or to interfere with CRC’s right to discharge any employee at any time. Similarly, this Plan does not give CRC the right to require any employee to remain employed by CRC or to interfere with the employee’s right to terminate employment with CRC at any time.
Future of the Plan and Plan Amendment
CRC expects and intends to continue the Plan, but does not guarantee any specific level of benefits or the continuation of any benefits during any periods of active employment, inactive employment, disability or retirement. Benefits are provided solely at CRC’s discretion. CRC reserves the right, at any time or for any reason, through an action of the Vice President of Compensation and Benefits of CRC Services, LLC, to suspend, withdraw, amend, modify, or terminate the Plan, in whole or in part. In the case of a material change in this description of the Plan, such action will be evidenced by a written announcement to affected individuals. This Plan will survive any Change in Control (as defined in CRC’s Long-Term Incentive Plan), and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as CRC hereunder.
Plan Administration

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The additional information in this section is provided to you in accordance with the Employee Retirement Income Security Act of 1974 (ERISA) regarding the Notice and Severance Pay Plan and the persons who have assumed responsibility for its operation.

Plan Name	California Resources Corporation Notice and Severance Pay Plan
Employer Identification Number	46-5676989
Plan Number	508
Plan Administrative Services Provided by	CRC Services, LLC 27200 Tourney Road, Suite 200 Santa Clarita, California 91355 888-848-4754
Plan Administrator	California Resources Employee Benefits Committee
Plan Sponsor and Address for Legal Process	CRC Services, LLC 27200 Tourney Road, Suite 200 Santa Clarita, California 91355 888-848-4754
Named Fiduciary	California Resources Employee Benefits Committee
Plan Year Ends	December 31
Plan Type	ERISA Welfare Plan
Source of Funding	CRC General Assets

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EXHIBITS

Exhibit A – Form of Separation Agreement and General Release

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SEPARATION AGREEMENT AND GENERAL RELEASE
1. I understand that by signing this Separation Agreement and General Release (“Agreement”), I will be provided with certain severance benefits, as described in the California Resources Corporation Notice and Severance Pay Plan, that are available only to those employees who sign this Agreement. I further understand that I have at least forty-five (45) days to consider whether to sign this agreement; provided, however, that I must sign and return this Agreement by _____________, or I will not be eligible to receive any of these benefits.
2. In consideration for receiving the special severance benefits package offered to me, I absolutely and forever release and discharge California Resources Corporation and its parent corporation (“Company”), past and present subsidiaries and affiliated corporations, partners, and each of their shareholders, officers, directors, employees, agents, representatives, insurance carriers, benefit plans, fiduciaries and attorneys, or any other related parties (collectively "Released Parties"), with respect to and from any claims, demands, damages, losses, liabilities, debts, judgments, obligations, accounts, causes of action or claims for attorneys fees that I have, or anyone claiming for me might have, or claim to have, for any reason whatsoever from the beginning of the world through the date of my signing this agreement. These claims include, but are not limited to, any act or omission relating to or arising out of my employment, or the termination of my employment, benefits or other terms of employment, under any employment agreement, employment law or any California, Texas, or other state, municipal, or Federal constitution, statute, regulation or ordinance, order or common law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; the Texas Commission Human Rights Act (TCHRA); California Government Code Section 12900 et seq.; the UNRUH Civil Rights Act, as amended; California Civil Code Section 51 et. seq.; the Regulations of the Office of Federal Contract Compliance Program, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; any claims based on misrepresentation, fraud, an accounting, wrongful or constructive discharge, breach of privacy, retaliation, breach of covenant of good faith and fair dealing, violation of public policy, defamation, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, common law, ordinance or public policy, loss of consortium, negligence, interference with business opportunity or with contracts, breach of fiduciary duty, unfair insurance practices or any other federal, state or local civil rights, employee benefit, labor contract, tort, or common law arising out of or related to any act or omission occurring before this Agreement is executed. I further understand that I am waiving only those claims that I have or believe I might have as of the date I sign this Agreement, and not any claims that might arise in the future.
This Agreement does not apply to my right to receive benefits that are already vested in my favor under the terms of any of the Released Parties benefit plans or under the Notice and Severance Pay Plan. Similarly, this Agreement does not waive claims I could make, if available, for

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unemployment compensation or worker’s compensation benefits, and this Agreement does not release any claims the law does not permit me to release. I understand that I do not waive my right to file a charge with a government administrative agency (“agency”) enforcing the civil rights laws, the National Labor Relations Board, or any other state or federal agency, or to participate in any investigation or proceeding conducted by such agency, nor shall any provision in this Agreement adversely affect my right to engage in such conduct. However, I waive my right to obtain any monetary relief or other recovery, including without limitation reinstatement, as a result of or with regard to the matters alleged in the charge or to collect any monies or compensation as a result of filing or participating in such a charge or complaint.
I acknowledge that California Resources Corporation has agreed to pay me: (i) any base salary and bonus that had accrued but had not been paid (including accrued but unpaid vacation time) on and before my last day of employment, (ii) any long-term incentive award that was payable or will become payable according to its terms and conditions, and (iii) any employee reimbursement due to me pursuant to company policy. I further acknowledge that upon payment of the amounts described in the previous sentence, I shall have received all leaves (paid or unpaid), compensation, wages, bonuses, long-term incentive awards, commissions, and/or benefits to which I have been entitled, and no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due me as a result of the services I have performed for any of the Released Parties through the date of my signature on this Agreement. I further agree that upon payment of the amounts described above, none of the Released Parties shall owe me any wages, commissions, bonuses, long-term incentive awards, sick pay, disability leave pay, family leave pay, severance pay, vacation pay, paid time off, or any other compensation, benefit, payment or remuneration of any kind or nature, except for vested benefits under any ERISA plan to which I may be entitled.
3. As part of the general release of claims under this Agreement, I expressly waive all of my rights under Section 1542 of the California Civil Code or any comparable applicable law in any jurisdiction. Section 1542 of the California Civil Code states:
"A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor or released party."
I understand and agree that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to be true with respect to the subject matters of this Agreement, but that it is nevertheless my intention by signing this Agreement to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth above.

4.	ADEA Release
I acknowledge and agree that this Agreement includes a waiver and release of all claims which I have or may have under the Age Discrimination in Employment Act of 1967, as amended

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(“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.
The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which I sign this Agreement. I have been advised in writing to consult with an attorney prior to signing this Agreement. I further acknowledge that I have been given at least forty-five (45) days to think about signing this Agreement, and that I may voluntarily choose to execute the Agreement before the end of the forty-five (45) day period. I also understand that I will have seven (7) days after I sign this Agreement during which I may revoke my signature and cancel the Agreement for any reason, and this Agreement shall not become effective or enforceable until after this revocation period has expired. I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
5. Should any part of this Agreement, with the exception of the releases and related provision embodied in Paragraphs 2, 3 and 4 be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases and related provisions embodied in Paragraphs 2, 3 and 4 are the essence of this Agreement and should any of the paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void.

6. To the fullest extent permitted by law, I agree not to disparage, criticize or otherwise speak of any of the Released Parties in an unflattering way. I understand and acknowledge that nothing herein will prevent me from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that I will provide Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to Company is prohibited under applicable law.

7. I agree that I will return to California Resources Corporation any and all property and documents which I may have in my possession, custody or control and I agree that I will continue to comply after my last day of employment with any existing agreement with or for the benefit of the Released Parties regarding confidential, proprietary or non-public information, including trade secrets and patents. Additionally, except as required by law, I agree that I am prohibited from disclosing or communicating any knowledge, information, data, assessments or opinions that were acquired as part of my employment with any of the Released Parties (including Occidental Petroleum Corporation and its affiliates) to any third parties, including, without limitation any information that could lead to new mineral and lease land acquisitions, exploration farmins and farmouts, acquisitions of undeveloped fields and producing assets. I agree that I am required to maintain strictly confidential all such knowledge and information including, but not limited to:

(a)    Any confidential or proprietary information or knowledge that could be used by a third party to evaluate or acquire an oil and gas asset in California.
(b)    All subsurface and petrotechnical workflows, concepts, ideas and models.

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(c)    All knowledge acquired from access to Company’s well and seismic data and interpretation, including opinions formed based upon access to that data as well as opinions expressed by Company’s employees and contractors.
(d)    All knowledge acquired from access to Company’s active exploration and development drilling operations, including, without limitation, well results, drilling and completion techniques, proprietary technology.
(e)    All knowledge acquired and opinions formed in relation to the generation, identification, assessment and evaluation of exploration new ventures and business development opportunities.
(f)    Company’s current land ownership, intent to acquire new leases, quitclaim or terminate existing leases either historically or in the future.
(g)    All strategy and portfolio information with respect to Company’s exploration assets, activities and plans.

Notwithstanding anything to the contrary in this Agreement or otherwise, nothing will limit my rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by a governmental entity.

8. I agree that for one year following my last day of employment, I will not, directly or indirectly (including through another entity), use confidential, proprietary or trade secret information to induce or attempt to induce any employee of the Company or its subsidiaries to leave the employee of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or hire any person who was an employee of the Company or its subsidiaries within 180 days prior to the date of hire.

9. I acknowledge and agree that if I materially breach the provisions embodied in Paragraphs 6, 7 or 8 of this Agreement, Company will have the right to recoup from me all payments and benefits (or the value thereof as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion) provided to me under the California Resources Corporation Notice and Severance Pay Plan and any obligation of Company to make or provide any payments or benefits under this plan will cease.

10. My failure or the failure of the Released Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11. Nothing in this Agreement constitutes an admission by the Released Parties as to the violation of any law, or breach of any duty, contract or agreement, express or implied.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law rules or principles thereof.

13. This Agreement shall be binding upon my heirs, executors, and assigns.

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14. I agree that, except for (a) existing confidentiality, trade secret and patent obligations owed by me to California Resources Corporation and/or its past or present parent, affiliate or subsidiary corporations, which obligations of mine shall remain in full force and effect, and (b) prior releases I have executed in favor of any or all of the Released Parties, which releases by me shall remain in full force and effect and may be enforced by the Released Parties in addition to the releases I have made in this Agreement, this Agreement is the entire agreement between California Resources Corporation and me and supersedes all prior and contemporaneous negotiations, representations, understandings or agreements (whether oral or written) between California Resources Corporation and/or its past or present parent, affiliate or subsidiary corporations and me. Once this Agreement becomes effective, its terms can only be altered, revoked or rescinded with the express written agreement of the parties.
15.    California Resources Corporation has advised me to consult with an attorney and/or any other advisors of my choice before signing this Agreement. I understand that this Agreement is legally binding and by signing it I give up certain rights.

16.    I understand that this Agreement does not waive any rights or claims that may arise after this Agreement is signed.

17.    I have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

______________________________________    ________________________________
Signature        Date

CALIFORNIA RESOURCES CORPORATION

By:         ________________________________

Its             Date

ELECTION TO EXECUTE EARLY

I, _____________________________, understand that I have at least forty-five (45) days to consider and execute this Agreement. After careful consideration and/or consultation with counsel, however, I have freely and voluntarily elected to execute the Agreement before expiration of the forty-five (45) day period.

____________________________________    _______________________________

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Signature         Date

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